Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

RUTHIGEN, INC.

It is hereby certified that:

1.          The name of the corporation (hereinafter called the "Corporation") is Ruthigen, Inc.

2.          The Certificate of Incorporation of the Corporation was filed on September , 2013. The Certificate of Incorporation is hereby amended by adding the following new paragraph after Section C of ARTICLE FOURTH thereof.

“Upon the effectiveness of the filing of the Certificate of Amendment to the Certificate of Incorporation, to effect a plan of recapitalization of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) by effecting a 1-for-2.5 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the “Reverse Stock Split”), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part of the Corporation or its stockholders every two and 5/10 (2.5) shares of Common Stock outstanding or held by the Corporation in its treasury on the date of the filing of the Certificate of Amendment (the “Effective Time”) shall be changed and reclassified into one (1) share of Common Stock, $0.0001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock.”

3.          The amendment of the Certificate of Incorporation, herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation be signed by its duly authorized officer this September 25, 2013.

RUTHIGEN, INC.

/s/ Hojabr Alimi
Hojabr Alimi
President and Chief Executive Officer